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                                                                    Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 and the related prospectus pertaining to the La Jolla Pharmaceutical Company 2004 Equity Incentive Plan and the La Jolla Pharmaceutical Company 1995 Employee Stock Purchase Plan of our report dated February 13, 2004 except for
Note 9, as to which the date is February 25, 2004, with respect to the financial statements of La Jolla Pharmaceutical Company included in its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                                           /s/ Ernst & Young LLP

San Diego, California
June 1, 2004